Exhibit 99.A

News

El Paso Corporation Provides First Quarter 2005 Financial Results

HOUSTON, TEXAS, May 10, 2005—El Paso Corporation (NYSE:EP) is providing today first quarter 2005 financial and operational results for the company.

Quarterly Highlights

•	For the three months ended March 31, 2005, El Paso reported net income of $106 million, or $0.17 per diluted share, compared with a net loss of $206 million, or $0.32 per diluted share, for the same period in 2004.

•	The company’s regulated natural gas pipeline business generated $412 million of earnings before interest and taxes (EBIT). It also announced several new expansion opportunities that position this business for future growth.

•	El Paso’s production business generated $183 million of EBIT and completed producing property acquisitions totaling $271 million. It also confirmed a deep shelf discovery in the Gulf of Mexico that is expected to begin production later in the year.

•	El Paso’s debt, net of cash, was $16.1 billion at March 31, 2005, a decrease of $3.4 billion from a year earlier and $1.0 billion from December 31, 2004.

•	During the first quarter, the company completed $721 million of asset sales and eliminated $575 million of corresponding non-recourse debt.

•	El Paso completed a $750-million, 4.99-percent convertible preferred stock offering, the proceeds of which were targeted for the early payment of the company’s remaining cash obligation for its western energy settlement and the redemption of an 8.25-percent preferred stock.

“We continue to make progress on all fronts,” said Doug Foshee, president and chief executive officer of El Paso. “Our pipelines delivered solid financial results and growth prospects look good. Our production business is making the progress necessary to complete its turnaround this year, and it is ahead of pace to replace production in 2005. Finally, in March we delivered an update to our long-range plan that accelerates our debt-reduction plans as well as our plan to be a company focused on two primary businesses: natural gas pipelines and production.”

Summary Financial Information

Unaudited financial results for the three months ended March 31 are as follows:

Financial Results
($ in millions, except per share amounts)	Three Months Ended March 31,
	2005	2004

Net income/(loss)	$106	$(206)
Earnings/(loss) from continuing operations	108	(97)
Discontinued operations, net of income taxes	$(2)	$(109)
Income/(loss) per share — diluted	$0.17	$(0.32)
Income/(loss) — continuing operations per share	0.17	(0.15)
Discontinued operations per share	$—	$(0.17)
EBITDA
Regulated — pipelines	$523	$486
Non-regulated — production	329	344
Non-regulated — marketing & trading	(184)	(169)
Non-regulated — power	(38)	(123)
Non-regulated — field services	193	39
Other	(81)	40

Total	$742	$617

EBIT
Regulated — pipelines	$412	$386
Non-regulated — production	183	204
Non-regulated — marketing & trading	(185)	(172)
Non-regulated — power	(50)	(139)
Non-regulated — field services	191	36
Other	(90)	27

Total	$461	$342

Significant items affecting EBIT	$31	$(269)
Cash flow from operations	$51	$629

Selected Balance Sheet Items	As of	As of
($ in millions)	March 31, 2005	December 31, 2004

Total assets	$30,535	$31,383
Balance sheet cash	1,651	2,117
Debt and obligations	17,777	19,196
Minority and preferred interests	365	367
Common equity	3,323	3,439

Significant Items

Significant items that impacted the reported periods are summarized below, and a complete schedule of significant items can be found in the company’s detailed operating statistics at www.elpaso.com in the Investors section.

Significant Items Impacting EBIT	Three Months
($ in millions)	Ended March 31,
	2005	2004

Western energy settlement	$(59)	$—
Impairments, gain/(loss) on sales of assets and investments	91	(242)
Restructuring costs	(1)	(27)
Total significant items impacting EBIT	$31	$(269)

Review of Financial Results

For the three months ended March 31, 2005, El Paso reported net income of $106 million, or $0.17 per diluted share, compared with a net loss of $206 million, or $0.32 per diluted share, for the same period in 2004. Significant items, which primarily relate to a gain on the sale of the company’s remaining general partner interests and common units in Enterprise Products Partners (Enterprise), offset by impairments on certain power assets and by adjustments for the early payoff of the western energy settlement, increased first quarter 2005 EBIT by $31 million. Impairments on asset sales and restructuring costs decreased first quarter 2004 EBIT by $269 million.

First quarter 2005 results also were negatively impacted by a non-cash $106-million mark-to-market loss on the $6.00 per MMBtu floors that El Paso purchased and the $9.50 per MMBtu ceilings that El Paso sold to manage price risk for its 2005-2007 natural gas production volumes. The company will continue to highlight the earnings impact of these positions, which had a remaining mark-to-market value of $11 million at March 31, 2005.

Cash flow from operations for the first quarter of 2005 was lower than a year ago primarily due to higher cash flow from discontinued operations in 2004 and differences in working capital between the two periods. In the first quarter of 2005, the company made a $240-million payment to eliminate El Paso Marketing’s power supply obligations associated with the sale of Cedar Brakes I and II, which is reflected as a use of operating cash. The company’s liquidity position remains strong at approximately $1.8 billion, compared with $1.3 billion in maturities over the next 12 months.

Business Unit Results

Regulated — Pipelines

	Three Months
($ in millions, except as indicated)	Ended March 31,
	2005	2004

EBIT	$412	$386
Depreciation, depletion, and amortization	111	100
Significant items	—	(4)
Throughput (BBtu/d)	22,586	22,510
Capital Expenditures	$138	$150

The pipeline segment reported a $26-million increase in EBIT in the first quarter of 2005 compared with the same period last year primarily due to the positive impact of a contract restructuring on ANR Pipeline and the sale of higher volumes of natural gas made available by storage realignment projects partially offset by higher costs.

The pipeline segment generally performed consistently with the company’s expectations for the first quarter of 2005, and El Paso currently anticipates that the pipeline segment will continue to meet its expectations for the remainder of 2005.

Non-Regulated — Production

	Three Months
($ in millions, except as indicated)	Ended March 31,
	2005	2004

EBIT	$183	$204
Depreciation, depletion, and amortization	146	140
Significant items	—	(9)
Natural gas sales volumes (MMcf)	56,158	65,699
Oil, condensate, and natural gas liquids sales volumes (MBbls)	2,136	2,710
Total equivalent sales volumes (MMcfe)	68,976	81,958
Weighted average realized prices including hedges:
Natural gas ($/Mcf)	$6.28	$5.61
Oil, condensate, and natural gas liquids ($/Bbl)	$39.86	$28.54
Per-unit costs ($/Mcfe):
Unit of production depletion costs	$2.00	$1.58
Cash costs[1]	$1.44	$0.98

Total costs	$3.44	$2.56
Capital Expenditures[2]	$412	$218

[1]	Includes lease operating costs, production-related taxes, G&A expenses, and other taxes

[2]	Assumes cash basis. 2005 includes acquisitions of $271 million, net of $3 million cash acquired.

The production segment reported lower EBIT in the first quarter of 2005 than in the same period last year, primarily due to lower production volumes and higher costs, partially offset by higher realized commodity prices. The production segment’s unit of production depletion rate was higher than the 2004 level due to higher finding and development costs. Per-unit cash costs also rose from a year ago due to lower volumes, higher production-related taxes, and an increase in workover activities, which are expensed in the current period. Capital expenditures were higher for the first quarter of 2005 compared with a year ago due to acquisition activity.

The production segment generally performed consistently with the company’s expectations for the first quarter of 2005. Lower-than-expected production volumes and higher costs were more than offset by higher-than-expected commodity prices. Production volumes rose during the course of the first quarter of 2005 and currently exceed 800 MMcfe/d. El Paso currently anticipates that the production segment will meet its expectations for the remainder of 2005.

Non-Regulated — Marketing and Trading

	Three Months
($ in millions)	Ended March 31,
	2005	2004

Reported EBIT (loss)	$(185)	$(172)
Depreciation, depletion, and amortization	1	3
Significant items	—	(2)

The marketing and trading segment reported lower EBIT in the first quarter of 2005 than in the same period last year, due in part to the previously mentioned $106-million non-cash loss on the mark-to-market value of the put and call option contracts entered into as an economic hedge on the company’s production for 2005-2007. In addition, the segment reported an $83-million loss in the value of its power-related contracts.

The marketing and trading segment’s performance did not meet the company’s expectations for the first quarter of 2005, primarily due to the non-cash mark-to-market loss on the production option contracts previously discussed and El Paso’s power portfolio (including the Cordova tolling agreement), which was impacted by natural gas and power price increases during the quarter. The company currently anticipates that results from this segment will continue to be volatile as the marketing and trading segment continues to transition toward a core marketing business.

Non-Regulated — Power

	Three Months
($ in millions)	Ended March 31,
	2005	2004

Reported EBIT (loss)	$(50)	$(139)
Depreciation, depletion, and amortization	12	16
Significant items	(88)	(245)

The power segment reported a smaller loss in EBIT in the first quarter of 2005 than in the same period last year due to smaller impairment charges. Operating results for the first quarter of 2005 were lower than 2004 due to the impact of domestic asset sales over the last year. The international businesses performed in line with expectations; however, the decision to not recognize earnings from certain of El Paso’s Asian power assets in 2005 based on the planned sale and the decision to not recognize revenues from the Macae plant in Brazil in 2005 pending resolution of the company’s ongoing dispute with Petrobras resulted in earnings from the power segment which were below the company’s expectations.

Non-Regulated — Field Services

	Three Months
($ in millions)	Ended March 31,
	2005	2004

Reported EBIT	$191	$36
Depreciation, depletion, and amortization	2	3
Significant items	179	(4)

The field services segment reported higher EBIT in the first quarter of 2005 than in the same period last year. The improvement is primarily due to the recognition of a gain of $183 million in the first quarter of 2005 related to the completion of the sale of El Paso’s remaining interests in Enterprise. Results from this segment were lower in 2005 excluding the benefit of this sale due to the disposition of a significant portion of this segment’s assets in 2004 and early 2005.

The field services segment generally performed consistently with the company’s expectations for the first quarter of 2005, due to successful execution of the sale of the remaining interests in Enterprise and strong performance by the remaining assets due to high commodity prices. El Paso currently anticipates that earnings from this segment will decline in the future as a result of the company’s ongoing asset sales efforts.

Corporate

Corporate operations reported a $90-million EBIT loss for the first quarter of 2005, which was $117 million below the same period last year. The EBIT decrease is primarily due to a $59-million charge related to the western energy settlement, $29 million of losses on early extinguishment of Euro-denominated debt, and other items including increased legal and insurance reserves.

Tax Rate

The company reported a negative 3-percent tax rate in the period due primarily to a reduction in its reserves for tax contingencies as a result of an IRS settlement on the 1995 to 1997 Coastal Corporation income tax returns, tax benefits recognized on the sale of a foreign investment, and state tax adjustments to reflect income tax returns as filed. Partially offsetting these items was an impairment of certain foreign investments for which there was no corresponding tax benefit. This resulted in an overall income tax benefit for a period in which there was pre-tax income. The company expects to report an ongoing book tax rate of between 35 percent and 38 percent.

Business Segment Operating Statistics

Detailed operating statistics for each of El Paso’s businesses will be posted at www.elpaso.com in the Investors section.

Webcast Information

El Paso Corporation has scheduled a live webcast of its financial results today beginning at 10:00 a.m. Eastern Daylight Time, 9:00 a.m. Central Daylight Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. A limited number of telephone lines will also be available to participants by dialing (973)

582-2734 ten minutes prior to the start of the webcast. The company requests that those who do not intend to ask questions use the webcast option.

During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section.

The webcast replay will be available online through the Web site in the Investors section. A telephone audio replay also will be available through May 24, 2005 by dialing (973) 341-3080 (access code 6009257). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.

Disclosure of Non-GAAP Financial Measures

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s full operating statistics, which will be posted at www.elpaso.com in the Investors section.

El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments. The company defines EBIT as net income (loss) adjusted for (i) items that do not impact its income (loss) from continuing operations, such as extraordinary items, discontinued operations, and the impact of accounting changes; (ii) income taxes; (iii) interest and debt expense; and (iv) distributions on preferred interests of consolidated subsidiaries. The company excludes interest and debt expense and distributions on preferred interests of consolidated subsidiaries so that investors may evaluate the company’s operating results without regard to its financing methods or capital structure. El Paso’s business operations consist of both consolidated businesses as well as substantial investments in unconsolidated affiliates. As a result, the company believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso’s businesses and investments. El Paso defines EBITDA as EBIT plus depreciation, depletion, and amortization. EBITDA is a measure that indicates a company’s ability to service interest expense and capital expenditures. Net debt is defined as El Paso’s total financing obligations as disclosed on the company’s consolidated balance sheet net of cash and cash equivalents. Net debt is an important measure of the company’s total leverage. Per-unit cash expenses equal total operating expenses less DD&A and other non-cash charges divided by total production. It is a valuable measure of operating efficiency.

El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare the operating and financial performance of the company and its business segments with the performance of other companies within the industry.

These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, or other GAAP operating measurements.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to implement and achieve our objectives in the long-range plan, including achieving our debt-reduction targets; changes in reserve estimates based upon internal and third party reserve analyses; our ability to meet production volume targets in our Production segment; uncertainties and potential consequences associated with the outcome of governmental investigations, including, without limitation, those related to the reserve revisions and natural gas hedge transactions; outcome of litigation, including shareholder derivative and class actions related to reserve revisions and restatements; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully exit the energy trading business; our ability to close our announced asset sales on a timely basis; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts

Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855

Media Relations
Bill Baerg, Manager
Office: (713) 420-2906